Alaska Communications Systems
Announces Results of Annual Meeting of Stockholders

The Company’s Reconvened Meeting on July 10, 2009 for Stockholders to
Act on Proxy Proposals

ANCHORAGE, Alaska, July 10, 2009 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS,” “our” or the “Company”) (NASDAQ:ALSK), Alaska’s leading integrated communications provider, announced the results of its annual meeting of stockholders (“Annual Meeting”) held earlier today. The Company’s stockholders approved all of Proposals 1, 2, 3, 4 and 5 as set forth in the ACS proxy statement dated April 30, 2009 (the “Proxy Statement”). The approved proposals were:

Proposal 1: Proposal 2: Proposal 3: Proposal 4: Proposal 5:
To elect eight directors for one-year terms expiring at the 2010 Annual Meeting;
To approve an amendment to our 1999 Stock Incentive Plan extending the term of the plan to December 31, 2012, allocating an additional 3,500,000 shares to the plan, among other changes;
To approve an amendment to our 1999 Employee Stock Purchase Plan to extend the term of the plan to December 31, 2012 and reduce the shares allocated under the plan by 500,000;
To approve an amendment to our 1999 Non-Employee Directors Stock Compensation Plan to extend the term of the plan to
December 31, 2012 and increase the shares allocated under the plan by 150,000, and
To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2009.

About Alaska Communications Systems
Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Contact:
ACS Corporate Communications:
Heather Cavanaugh, Director, Corporate Communications
(907) 564-7722
heather.cavanaugh@acsalaska.com

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